U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2006

ENERGYTEC, INC.
(Exact name of registrant as specified in its charter)

(Commission File No. 000-50072)

Nevada	75-2835634
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

14785 Preston Road, Suite 550, Dallas, Texas 75254
(Address of Principal Executive Offices)

(972) 789-5136
(Registrant’s Telephone Number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

In connection with a private placement of the common stock of Energytec, Inc., that ended December 22, 2005, investors were given a contractual right to put the shares back to Energytec on November 15, 2006, at a price of $3.75 per share if the per share market price does not exceed $3.75 per share at the close of business on November 14, 2006. The market price for Energytec common stock did not exceed $3.75 per share on November 14, 2006, and on November 15, 2006, the holders of 3,093,292 shares of common stock with a total put price of $11,599,845 presented notice to Energytec of their exercise of the option to put the shares back to Energytec.

Energytec intends to honor the properly exercised put options to the fullest extent allowed by its financial resources and the requirements of applicable Nevada corporate law.

Payment on shares put back to Energytec is due November 30, 2006. Energytec had hoped that sale of the Wyoming Thermal Recovery Project under the Purchase and Sale Agreement dated October 30, 2006, would be closed by the end of November so that funds would be available to make payment on the properly exercised put options. However, a small number of non-operator working interest owners or their agents have engaged in conduct that has caused a delay in closing the transaction.

At September 30, 2006, Energytec had current assets of $5,209,617 (including cash of $1,593,031) and current liabilities of $17,140,349, so its working capital deficit was $11,930,732. If and when the Wyoming Thermal Recovery Project sale transaction closes, Energytec will have the working capital available to honor the properly exercised put options. Under Nevada corporate law, Energytec does not believe it can lawfully make payment of the exercised put options until it has obtained the proceeds from the sale of the Wyoming Thermal Recovery Project.

The decision by Energytec to honor properly exercised put options is based on its determination that holders of the put options did not have a reasonable basis for suspecting that Frank W Cole, the then chief executive officer, lacked any corporate authority or power to offer the put options. This determination does not change Energytec’s belief that Mr. Cole lacked the power and authority to grant the put options and that he remains liable to Energytec for the damages it suffers as a result of having to honor the properly exercised put options.

Energytec will review the put option tenders for any irregularities, but does not expect that will result in a significant change in Energytec’s put payment obligation. Final payment on properly exercised put options is also subject to compliance with applicable Federal and state securities laws. If and when the Wyoming Thermal Recovery Project sale transaction closes, Energytec will take all action reasonably required to comply with such laws and make payment on the properly exercised put options.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGYTEC, INC.

Date: November 21, 2006	By:	/s/ Don Lambert
Don Lambert, Chief Executive Officer